Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2016 First Quarter Results

Simi Valley, Calif., September 1, 2015 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its first quarter ended August 1, 2015.

“Strong order flow in the first quarter resulted in funded backlog of $89 million, an increase of 37 percent over the prior quarter and a solid start to fiscal 2016,” said Tim Conver, AeroVironment chairman and chief executive officer.  “Our market leading core businesses remain on track for our fiscal 2016 plan, and we continue to make meaningful progress moving our growth portfolio forward.”

Conver concluded, “We will continue to manage strategic R&D and SG&A investments and monitor the progress of our initiatives to create new market opportunities and enhance stockholder value.”

FISCAL 2016 FIRST QUARTER RESULTS

Revenue for the first quarter of fiscal 2016 was $47.1 million, down 9% from first quarter fiscal 2015 revenue of $51.9 million. The decrease in revenue resulted from a decrease in sales in our Efficient Energy Systems (EES) segment of $3.8 million and a decrease in sales in our Unmanned Aircraft Systems (UAS) segment of $1.0 million.

Gross margin for the first quarter of fiscal 2016 was $16.0 million, up 14% from first quarter fiscal 2015 gross margin of $14.1 million. The increase in gross margin was due to an increase in service margin of $4.1 million offset by a decrease in product margin of $2.1 million. As a percentage of revenue, gross margin increased to 34% from 27%.

Loss from operations for the first quarter of fiscal 2016 was $9.1 million compared to loss from operations for the first quarter of fiscal 2015 of $6.5 million. The increase in loss from operations was a result of an increase in research and development (R&D) of $2.7 million and in selling, general & administrative (SG&A) expense of $1.9 million, offset by an increase in gross margin of $2.0 million.

Other expense for the first quarter of fiscal 2016 was $2.4 million compared to other income for the first quarter of fiscal 2015 of $0.6 million.  The decrease is primarily due to the recording of an other-than-temporary impairment loss on our CybAero equity securities in the three months ended August 1, 2015. During the three months ended August 2, 2014, no impairment loss was recorded.

Net loss for the first quarter of fiscal 2016 was $7.0 million compared to net loss for the first quarter of fiscal 2015 of $3.6 million.

Loss per share for the first quarter of fiscal 2016 was $0.30 compared to loss per share for the first quarter of fiscal 2015 of $0.16.  Loss per share for the first quarter of fiscal 2016 was impacted by both the impairment loss and losses on sales of our CybAero equity securities. Loss per share for the first quarter of fiscal 2015 was reduced by $0.02 per share due to the increase in fair value of the conversion option of our CybAero convertible bond investment and related sales of stock.

Our investment in CybAero produced a favorable economic return for the company. The initial $3.0 million investment in CybAero convertible bonds in fiscal 2013 included an embedded conversion option which resulted in a cumulative increase in fair value of $8.0 million, recorded in other income from the time of investment through the second quarter of fiscal 2015. The conversions of these bonds into CybAero common shares in fiscal 2014 and 2015, the related sales of these shares through the first quarter of fiscal 2016 and the subsequent sale of all remaining shares in August 2015, produced cumulative cash proceeds of $7.8 million, net of cumulative recognized losses of $3.2 million.

BACKLOG

As of August 1, 2015, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $89.0 million compared to $64.7 million as of April 30, 2015.

FISCAL 2016 — OUTLOOK FOR THE FULL YEAR

For fiscal 2016, the company expects to generate revenue between $260 million and $280 million, and a gross profit margin between 36 percent and 37.5 percent. Planned increases in strategic R&D and SG&A investments for Commercial UAS in fiscal 2016 may largely offset operating profit in the current fiscal year.

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the timing and/or amount of government spending, changes in the demand for our products and services, activities of competitors, changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, September 1, 2015, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Raymond D. Cook, chief financial officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the AeroVironment, Inc. website, http://investor.avinc.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations page of the company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, September 1, 2015, at approximately 4:30 p.m. Pacific Time through Tuesday, September 9, 2015, at 9:00 p.m. Pacific Time. Dial (855) 859-2056 and enter the passcode 5527860. International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions. The company’s electric-powered, hand-launched UASs generate and process data to deliver powerful insight, on-demand, to people engaged in military, public safety and commercial activities around the world. AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial EV charging systems for commercial fleets. More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; failure to remain a market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands except share and per share data)

	Three Months Ended
	August 1,	August 2,
	2015	2014

Revenue:
Product sales	$26,639	$42,811
Contract services	20,411	9,055
	47,050	51,866
Cost of sales:
Product sales	16,765	30,797
Contract services	14,262	7,015
	31,027	37,812
Gross margin:
Product sales	9,874	12,014
Contract services	6,149	2,040
	16,023	14,054
Selling, general and administrative	15,256	13,403
Research and development	9,831	7,124
Loss from operations	(9,064)	(6,473)
Other income (expense):
Interest income	224	212
Other (expense) income	(2,389)	591
Loss before income taxes	(11,229)	(5,670)
Benefit for income taxes	(4,248)	(2,061)
Net loss	$(6,981)	$(3,609)
Loss per share data:
Basic	$(0.30)	$(0.16)
Diluted	$(0.30)	$(0.16)

Weighted average shares outstanding:	22,947,487	22,804,127
Basic	22,947,487	22,804,127
Diluted

AeroVironment, Inc.

Reconciliation of Earnings per Share (Unaudited)

	Three Months Ended
	August 1,	August 2,
	2015	2014
Loss per share as adjusted	$(0.24)	$(0.18)
Other-than-temporary impairment loss and losses on sale	(.06)	—
Increase in convertible bond and related equity investment	—	0.02
Loss per share as reported	$(0.30)	$(0.16)

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share data)

	August 1, 2015	April 30, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$146,450	$143,410
Short-term investments	71,018	85,381
Accounts receivable, net of allowance for doubtful accounts of $306 at August 1, 2015 and $606 at April 30, 2015	28,205	33,607
Unbilled receivables and retentions	13,998	17,356
Inventories, net	43,921	39,414
Income tax receivable	5,569	—
Deferred income taxes	5,062	5,265
Prepaid expenses and other current assets	3,958	4,599
Total current assets	318,181	329,032
Long-term investments	44,727	46,769
Property and equipment, net	13,023	13,499
Deferred income taxes	6,671	7,426
Other assets	672	741
Total assets	$383,274	$397,467
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,944	$19,243
Wages and related accruals	10,438	13,395
Income taxes payable	—	692
Customer advances	4,259	4,235
Other current liabilities	8,757	9,170
Total current liabilities	36,398	46,735
Deferred rent	1,330	1,381
Liability for uncertain tax positions	439	439
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 23,530,660 at August 1, 2015 and 23,314,640 at April 30, 2015	2	2
Additional paid-in capital	150,337	148,293
Accumulated other comprehensive loss	(226)	(1,358)
Retained earnings	194,994	201,975
Total stockholders’ equity	345,107	348,912
Total liabilities and stockholders’ equity	$383,274	$397,467

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	August 1, 2015	August 2, 2014
Operating activities
Net loss	$(6,981)	$(3,609)
Adjustments to reconcile net loss to (used in) cash provided by operating activities:
Depreciation and amortization	1,402	2,192
Impairment of available-for-sale equity securities	2,186	—
Provision for doubtful accounts	(147)	(141)
Loss from equity method investments	65	50
Deferred income taxes	203	291
Loss (gain) on sale of equity securities	145	(473)
Stock-based compensation	1,039	846
Foreign currency losses	58	183
Change in fair value of conversion feature of convertible bonds	—	(393)
Tax benefit from exercise of stock options	196	11
Excess tax benefit from stock-based compensation	(95)	(313)
Amortization of held-to-maturity investments	1,149	1,152
Changes in operating assets and liabilities:
Accounts receivable	5,549	8,667
Unbilled receivables and retentions	3,358	3,271
Inventories	(4,507)	4,258
Income tax receivable	(5,569)	3,124
Other assets	710	940
Accounts payable	(6,299)	(781)
Other liabilities	(3,766)	(3,545)
Net cash (used in) provided by operating activities	(11,304)	15,730
Investing activities
Acquisitions of property and equipment	(906)	(29)
Equity method investment	(85)	(210)
Purchases of held-to-maturity investments	(22,970)	(28,771)
Redemptions of held-to-maturity investments	37,507	24,695
Sales of available-for-sale investments	217	8,676
Net cash provided by investing activities	13,763	4,361
Financing activities
Excess tax benefit from exercise of stock options	95	313
Tax withholding payment related to net settlement of equity awards	(29)	—
Exercise of stock options	515	679
Net cash provided by financing activities	581	992
Net increase in cash and cash equivalents	3,040	21,083
Cash and cash equivalents at beginning of period	143,410	126,969
Cash and cash equivalents at end of period	$146,450	$148,052

Supplemental disclosure:
Unrealized change in fair value of investments recorded in accumulated other comprehensive loss, net of deferred taxes	$2	$48
Reclassification from share-based liability compensation to equity	$228	$—

AeroVironment, Inc.

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended
	August 1,	August 2,
	2015	2014
Revenue:
UAS	$40,167	$41,186
EES	6,883	10,680
Total	47,050	51,866
Cost of sales:
UAS	26,466	31,015
EES	4,561	6,797
Total	31,027	37,812
Gross margin:
UAS	13,701	10,171
EES	2,322	3,883
Total	16,023	14,054
Selling, general and administrative	15,256	13,403
Research and development	9,831	7,124
Loss from operations	(9,064)	(6,473)
Other income (expense):
Interest income	224	212
Other (expense) income	(2,389)	591
Loss before income taxes	$(11,229)	$(5,670)

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AeroVironment, Inc.

Steven Gitlin

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ir@avinc.com